Exhibit 99.1

Behringer Harvard Announces Lease Renewal and
Expanded Footprint for The Children’s Hospital of Philadelphia
at Historic Wanamaker Building

DALLAS, May 5, 2011 – Behringer Harvard announced today that The Children’s Hospital of Philadelphia has renewed its current lease through June 2027 and expanded into additional space at the historic Wanamaker Building, an iconic landmark in Center City Philadelphia. The hospital’s expanded footprint at The Wanamaker Building now exceeds 250,000 square feet.

“The Children’s Hospital of Philadelphia has had a distinguished presence in The Wanamaker Building since 2005, and we’re pleased they will be with us for many years to come,” said Ms. Deidre Hardister, Vice President of Asset Management for Behringer Harvard. “We will continue to provide them with the exceptional service that is a hallmark of the Wanamaker experience.”

Behringer Harvard REIT I, Inc. acquired a majority interest in the Wanamaker Building in December 2007. Amerimar Enterprises, Inc., a Philadelphia-based real estate development, investment and management firm, is one of the Wanamaker Building’s ownership partners and the managing agent for the property. The lease renewal for The Children’s Hospital of Philadelphia was managed by Amerimar’s Stephen Gleason and by Sid Smith and Bill Finnegan of Newmark Knight Frank Smith Mack, one of the world’s largest independent real estate services firms and a leader in the greater Philadelphia market.

When construction of the 1.4 million-square-foot property was completed in 1911, The Wanamaker Building was the first department store in Philadelphia and one of the first of its stature in the United States. Declared a National Historic Landmark in 1978, The Wanamaker Building is home to the world’s largest operational pipe organ, which is played daily.

Behringer Harvard is the third-largest owner of commercial real estate in Center City Philadelphia, according to CoStar. Behringer Harvard REIT I, Inc. owns interests in a total of approximately 3.1 million square feet of office space in Center City and approximately 386,000 square feet of office space in other portions of the Philadelphia metro area.

“Our REIT’s holdings in the Philadelphia market play a pivotal role in an asset portfolio comprising more than 23 million square feet of premium office space,” said Mr. Scott Fordham, Chief Financial Officer and Treasurer for Behringer Harvard REIT I, Inc. “We are excited to expand this relationship with one of our premier tenants.”

In addition to The Wanamaker Building, Behringer Harvard REIT I, Inc. owns three other properties in Center City Philadelphia. These properties include: Three Parkway, a 20-story office tower in the heart of Market Street West; United Plaza, a 20-story office tower in Center City; and 1650 Arch Street, a 27-story office tower in the central business district. Located minutes from the train and across from the dramatic Parkway, 1650 Arch Street is undergoing extensive renovations that are slated for completion in early summer. Enhancements to 1650 Arch Street include upgraded lighting on the exterior and interior of the building, new building signage to identify the entrance, and upgraded interior finishes including a detailed terrazzo floor.

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About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

About The Children’s Hospital of Philadelphia

The Children’s Hospital of Philadelphia was founded in 1855 as the nation’s first pediatric hospital. Through its long-standing commitment to providing exceptional patient care, training new generations of pediatric healthcare professionals and pioneering major research initiatives, Children’s Hospital has fostered many discoveries that have benefited children worldwide. Its pediatric research program is among the largest in the country, ranking third in National Institutes of Health funding. In addition, its unique family-centered care and public service programs have brought the 516-bed hospital recognition as a leading advocate for children and adolescents. For more information, visit chop.edu.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler	Jason Mattox
Behringer Harvard	Chief Administrative Officer
bmarler@behringerharvard.com	Behringer Harvard
469.341.2312	jmattox@behringerharvard.com
866.655.3600

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